EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Nov. 4, 2022

Orion Engineered Carbons Announces Share Repurchase Program

HOUSTON – Orion Engineered Carbons (NYSE: OEC), a global specialty chemicals company, today announced that its Board of Directors has approved a share repurchase program with authorization to purchase up to $50 million of its outstanding common stock.

“We are committed to strategically deploying capital to drive long-term value for stockholders. We believe that the current macroeconomic environment presents an attractive buying opportunity for our stock. This plan is a reflection of the confidence we have in our improving discretionary cash flow coupled with our strategy to invest for long-term growth, which we believe is not reflected in the current market valuation. We remain focused on creating sustainable value for our stockholders, employees and the communities we serve,” said Corning Painter, Orion’s chief executive officer.

Orion may repurchase shares from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The authorization may be suspended or discontinued at any time. It does not obligate the company to acquire any specific amount of common stock.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability, and add UV protection. Orion has innovation centers on three continents and 14 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contacts:

Wendy Wilson

Head of Investor Relations

Orion Engineered Carbons

Direct: +1 281-974-0155

wendy.wilson@orioncarbons.com

William Foreman

Director of Corporate Communications and Government Affairs

Orion Engineered Carbons

Direct: +1 832-445-3305

Mobile: +1 281-889-7833

william.foreman@orioncarbons.com